Exhibit 99.1(a)
Q1 2019 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations and Treasurer
This is the Celanese Corporation first quarter 2019 earnings prepared comments. The Celanese Corporation first quarter 2019 earnings release was distributed via Business Wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed below and included in our presentations may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Today, Celanese reported first quarter 2019 GAAP diluted earnings of $2.64 per share with adjusted earnings of $2.62 per share, an increase of 10 percent over last quarter. Net sales of $1.7 billion were flat sequentially as volume growth in all segments and pricing expansion in Engineered Materials (EM) and Acetate Tow (AT) offset lower pricing in the Acetyl Chain (AC). EM delivered segment income of $183 million in the first quarter and expanded its segment income margin by 350 basis points over the prior quarter to 27.6 percent. The Acetyl Chain delivered segment income of $203 million at a margin of 22.8 percent, marking the fifth consecutive quarter of earnings in excess of $200 million and margins above 20 percent, evidencing the value creation steps being taken in that business. Acetate Tow segment income was $72 million, an increase of $19 million sequentially, returning to its stabilized earnings profile. We generated $224 million in free cash flow, a first quarter record, and a strong start towards $1.2 billion for the year. In the quarter, we repurchased just under 2 million shares, deploying $200 million of cash at highly attractive valuation levels. Combined with cash dividends of $70 million in the quarter, we returned a total of $270 million to shareholders. In line with our commitment to balanced capital deployment, last week, we announced a 15 percent increase to our quarterly dividend, the tenth year in a row, as well as a new share repurchase authorization of $1.5 billion, taking us to $2 billion in total outstanding authorization.
I'm most often asked these days what we are seeing, as investors try to assess the global business environment. Globally, conditions remain challenging, with varying regional dynamics. Many estimates for 2019 global growth continue to be revised down, citing risks from continued trade tensions and political instability. In China, the Prime Minister acknowledged the repercussions of ongoing trade retaliation in a recent parliamentary speech and targeted 2019 growth of 6 to 6.5 percent, the lowest in nearly 30 years. The impact of the trade disputes on consumer sentiment has been most acute in China, as we've seen marked weakness in local auto and consumer electronics demand. At the same time, we anticipate, as do our customers, that a resolution, which appears to be in late stages, will meaningfully relieve the pause in the Chinese economy. We do, however, see continued pressure to address environmental and safety concerns by the strong and appropriate reaction of the Jiangsu province to the devastating plant explosion in Yancheng. That province has meaningfully stepped up plant audit activity and reduced the target number of approved chemical parks. To be specific, the Jiangsu province is now looking to cut the number of approved chemical parks from 49 to 20, targeting parks near rivers and populations centers.
Continued uncertainty in Europe, including yet further Brexit delays, as well as recent speculation of US tariffs, have weakened economic activity across the Atlantic. Despite this, there are early indications of potential recovery such as expected sequential improvement in eurozone industrial production in the first quarter. As another indication, so far through 2019, we have seen solid demand in several acetyls end markets including paints and coatings and construction applications. We maintain the view that current global business conditions will persist through the second quarter with further trade and geopolitical normalcy leading to improvement in the second half of the year.
The Acetyl Chain delivered adjusted EBIT of $203 million with a margin of 22.8 percent in the quarter — encouraging performance amid very challenging conditions. First quarter acetyls demand as expected was roughly in line with the fourth quarter and lower year over year. In the quarter, we saw 25 percent less outage activity across acid and VAM versus the first quarter of 2018 — this is the equivalent of 2 world scale units of additional capacity. Even compared to the fourth quarter, about 5 percent less capacity was out of service. As a result, accumulated acid inventory in China increased sequentially by roughly 20 percent, according to our math, to the highest levels since mid-2017. The demand recovery following Chinese New Year, that came as anticipated, did not materially move industry utilization rates as a result of this increase in inventory. Though the market progressively strengthened after the holiday, first quarter average utilization of around 85 percent was 2 percent lower sequentially and 5 percent lower year over year.
In response, the Acetyl Chain repositioned towards products and regions where incremental value could be captured, including VAM and the Western Hemisphere. The fourth quarter VAM expansion we completed at Clear Lake, the latest in a series of value enhancing steps, was heavily utilized during the quarter. Similar Acetyl Chain enhancements we've made over recent years have been critical to our performance. Looking further, our combined adjusted EBIT in the Acetyl Chain over the last two quarters is nearly double what we generated in the second and third quarter of 2016, a prior 6 month period that saw utilization rates hover around similar levels.

Let me offer some additional color that may help investors understand current market conditions. This quarter, more typical levels of planned and unplanned outage activity is expected in China, particularly in VAM. We will also execute several planned turnarounds this quarter, including major outages at Bay City and Nanjing. These dynamics should help the industry work through currently elevated inventory levels, and begin to support improvement in utilization rates as we progress through the middle of the year.
Last week we announced an expansion of our joint venture methanol production at Clear Lake to 1.7 million metric tons per year, 125 percent of the unit's original nameplate capacity. Following an ultra-low capital expansion in 2017, this would represent a second phase investment that will support the Clear Lake acetic acid expansion and global reconfiguration. Work on the acid expansion is quickly moving forward with permitting progressing, long lead-time equipment ordered and, as of a few weeks ago, detailed engineering work fully underway. The methanol and acid investments will expand the scale and sourcing advantages of Clear Lake and lift the earnings profile of the Acetyl Chain by approximately $100 million annually, largely based on productivity.
Engineered Materials delivered segment income of $183 million in the first quarter, an increase of $33 million over the prior quarter, driven by volume and pricing growth that offset the impact of underlying demand softness and continued destocking within the value chain. Pricing efforts and improved first quarter sales mix lifted segment income margins sequentially by 350 basis points, to 27.6 percent.
Amid an environment of soft demand, the EM commercial model supports the identification and focus of our resources towards pockets of opportunity. In automotive, such trends as automation, lightweighting, fuel economy, and electric vehicles present opportunities for EM to lead change. As an example, the acceptance of lithium ion battery technology presents a significant opportunity for EM's GUR® ultra-high molecular weight polyethylene (UHMW-PE) products used in battery separators. The number of EM projects supporting battery separators nearly doubled between 2017 and 2018 and is expected to double again in 2019. Announced one year ago and nearly complete, a 15 kt GUR® capacity expansion in Nanjing will provide a financial boost in the middle of this year and provide capacity to meet annual demand growth of approximately 20 percent, primarily in China, Japan, and Korea. Additional electric vehicle solutions are being taken to market including thermal management systems, structural battery assemblies, and electric control units.
For the quarter, EM commercialized 1,075 projects, an increase of 45 percent year over year, and is on track to deliver over 4,000 projects in 2019. Project commercializations continue to drive EM organic volume growth that will average high single digits against a backdrop of normalized end market growth in the low single digits. Despite key end markets that declined significantly on average, most notably automotive in China and Europe, the differentiation in EM was evident in first quarter volume that was down only 3 percent year over year. This same dynamic was true when looking at sequential results, as EM drove 5 percent volume growth despite no material improvement in global demand.
At this time, a total of seven distinct expansion projects are simultaneously underway in EM to selectively expand our capacity to serve key customers and markets in the US, Europe and Asia. In addition to the Nanjing GUR® expansion, two additional expansions in Nanjing and Suzhou will expand our ability to locally serve a rapidly growing Chinese engineered materials market.
In March, we announced an expansion of our thermoplastic co-polyester (TPC) production in Ferrara, Italy that will increase available capacity by approximately 50 percent. Our thermoplastic elastomers (TPE), which have similar properties to rubber, add durability and processability, making them ideal for a wide range of applications. One such application that is relatively new for Celanese is infill for artificial turf fields. EM offers a full portfolio of elastomers that closely replicate the shock absorption characteristics of natural turf, maintaining player safety and quality of play. Celanese infill is also formulated to be 100 percent free of PVC and free of the accompanying health and environmental concerns. As is frequent in our engagement with customers, our infill products achieve similar performance at lower load rates and offer cost savings relative to other alternative materials.
Looking forward, our expectations of ongoing weakness in China, and the incremental cost of turnarounds presents a similarly difficult business environment this quarter. We do expect the Chinese economy and underlying demand to improve as we move into the second half of the year which gives us confidence in reaffirming guidance for adjusted earnings of $10.50 per share for 2019.
Looking forward, our teams are hard at work on a number of initiatives critical to achieving our 2020 targets, and I have talked about only a few of those today. The commercial models employed in the Acetyl Chain and Engineered Materials are generating opportunities at a level that requires us, as an organization, to further develop our assets, processes, and people. We are strategically investing in numerous organic projects that will provide needed capacity while improving the cost profile and flexibility of our global networks and delivery systems. We continue to refine our commercial models and supply chain processes to meet more complex customer needs. We are truly thrilled to welcome Lori as CEO, who will bring extraordinary expertise and leadership to assist us in enhancing our businesses to support future growth. Equally important, and critical to this, is our continued focus and drive to empower our employees to deliver on our shared purpose through a culture that values inclusion and performance, a passion that Lori and I share.
The strength of our first quarter performance is yet another testament to the diligent efforts of our teams throughout the world. Their sense of purpose has been and will continue to be the determining factor in our continued success.

Scott Richardson, Celanese Corporation, Chief Financial Officer
In addition to resilient performance displayed by all three of our business segments in the first quarter, we continue to see results from our efforts to improve free cash flow conversion. For the quarter, operating cash flow was $307 million and free cash flow was $224 million, both first quarter records. First quarter free cash flow was $169 million higher than the same quarter last year primarily as a result of lower accounts receivable. Looking back a year ago, in the first quarter of 2018, we saw pricing momentum in March that elevated accounts receivable at the end of the quarter. This year, business conditions in the first quarter of 2019 have resulted in a sales mix with more favorable payment terms on average. Additionally, commercial and working capital initiatives underway have further improved our accounts receivable metrics.
Capex was $79 million in the first quarter, and we expect capex of approximately $350 to $400 million for the full year, in line with our prior guidance and inclusive of recent project announcements. In the quarter, we returned $270 million to shareholders, repurchasing approximately 2 million shares and paying $70 million in dividends.
The effective tax rate for the first quarter of 2019 was 12 percent compared to 15 percent in the first quarter of last year, primarily due to a partial release of a valuation allowance applied against our deferred tax asset for foreign tax credits in the US. The tax rate for adjusted earnings per share remains unchanged year over year at 14 percent in the first quarter.
For the full year, we continue to expect free cash flow generation of approximately $1.2 billion, on pace to achieve our commitment of $3.6 billion in cumulative free cash flow from 2018 through 2020. Our cash generation and capital deployment priorities provide significant power to drive total shareholder return. Our capital deployment priorities begin with our commitment to pay a growing dividend. Last week we announced a 15 percent increase in the quarterly cash dividend to $0.62 per share of common stock, marking the tenth year in a row of dividend increases. We are committed to continue growing our dividend in line with earnings and targeting a payout ratio in excess of 20 percent on average. Beyond this commitment, we continuously look at opportunities available to us, ranking them according to expected return and risk.
Organic Investment
Organic investment in our businesses represents the highest return opportunities available to us. As we increasingly invest in projects supporting both growth and productivity, the return on our total capex continues to grow. The global reconfiguration of the acid production network is just one example of a project that generates incremental earnings regardless of underlying demand growth, in this case an expected return of approximately 30 percent. Highly capital efficient incremental expansions underway across methanol, VAM, and several Engineered Materials products also provide returns in this range and sometimes higher. Our bolt-on acquisitions, following initial integration, are also presenting incremental opportunities for us to expand our capacity to meet growing customer demand. The announced expansion of TPC production in Ferrara, Italy is a great example of this. As we look to the future, Lori brings an expertise in increasing returns through effective capital investment and network optimization and will meaningfully bolster our activity here.
M&A Activity
Following dividends, we expect remaining excess deployable free cash flow pressing $0.9 billion to be available for other deployment priorities including high-return M&A. Since late 2016, Celanese has completed four bolt-on acquisitions in Engineered Materials, as well as the acquisition of the Linde synthesis gas production unit at Clear Lake completed in the first quarter. We are highly disciplined with M&A which leads us to anticipated risk-adjusted returns well in excess of our cost of capital on a run rate basis. The M&A pipelines for both businesses remain strong in support of our objective to close an average of one or two bolt-on acquisitions a year. Meanwhile, we are actively considering transformational strategic options for our businesses and maintaining a strong and flexible balance sheet to enable our business strategies.
Share Repurchases
We will remain opportunistic with share repurchases. With no cash needed to deleverage our balance sheet further, we expect to have heavy excess cash during periods of modest M&A activity and intend to deploy this cash to share repurchases, a low risk investment that is highly attractive at current valuation levels. In the most conservative scenario, when no M&A closes during the year, cash would be available to repurchase 6 to 7 percent of shares outstanding, generating equivalent earnings per share accretion.
In summary, through organic investment delivering returns in excess of our company ROIC, share repurchases, and a strong dividend yield, our cash generation and deployment alone has the power to easily generate a base level double-digit total shareholder return on a run rate basis. When capital is deployed to high-return M&A rather than share repurchases, returns will increase further as we close those opportunities. Let me be clear — this base level return reflects the value of our cash deployment, before any impact of underlying demand growth, commercial and business model enhancement, or changes in the historically low valuation multiple we see today.
This concludes our prepared remarks. We look forward to discussing our first quarter results and addressing your questions on our earnings call tomorrow.

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